Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces March 2015 Wholesale Distribution Sales

Sees Continued Positive Momentum Across Wholesale Segment; Over $476 Million in March

Equity Sales, Up 45.7% Over Prior Month Through 30 Direct Investment Programs

$1.1 Billion of Total Equity Raised in the First Quarter of 2015

Two RCS Distributed Non-Traded REIT Programs Announced Intent to List on National

Exchanges in the Second and Third Quarter of 2015

Three RCS Distributed Investment Programs Currently Closed and Assessing Strategic Liquidity

Options; Three Programs Expected to Close to New Investment by July 2015

New York, New York, April 2, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that its wholesale broker-dealer subsidiaries, Realty Capital Securities, LLC (“Realty Capital Securities”), SC Distributors, LLC (“Strategic Capital”) and The Hatteras Funds raised approximately $476.3 million of total equity capital in the month of March through 30 direct investment programs and registered investment companies, an increase of 45.7% from the $326.8 million raised in February 2015. Total equity raised during the first quarter of 2015 was $1.1 billion.

RCS Capital’s wholesale broker-dealer subsidiaries continue to exhibit strong fundamentals as a leading provider of alternative investment solutions, with March representing the fourth consecutive month of increased sales. Sales of non-traded direct investment programs were $433.5 million in March 2015, up 44.5% compared to $300.1 million in February 2015.

During March, two Realty Capital Securities distributed non-traded REIT programs, American Realty Capital Trust Global and American Realty Capital Healthcare Trust II, announced their intention to list on a national exchange in the second and third quarter of 2015, respectively. Additionally, three other Realty Capital Securities distributed investment programs are currently closed and are assessing strategic options. Three additional programs have publicly announced that they expect to close to new investments by July 2015.

“Following our March equity sales results, we remain confident with the continuous improvement in our overall capital raising initiatives over the past several months,” said Bill Dwyer, Chief Executive Officer of Realty Capital Securities. “Our strong performance demonstrates RCS Capital’s ability to capitalize on the positive trends across the alternative investment industry and within our selling group in particular. We thank all of our selling group’s financial advisors who have embraced our platform to meet the critical needs of their clients as evidenced by the $1.1 billion equity raised in the first quarter.”

Mr. Dwyer continued, “We are very pleased by the continual growth of our selling agreements and selling group, and are particularly encouraged by the first quarter equity raise activity. Additionally, two RCS distributed programs announced their intent to pursue liquidity events in 2015. We believe these liquidity events, as well as those anticipated from currently and expected closed direct investment programs, will be significant catalysts for increasing sales in 2015 as investors recycle capital into our second and third generation programs. In aggregate, there is nearly $50 billion of equity capital in closed non-traded investment programs across the industry that we believe will be a fundamental growth driver in the industry and a key to our long-term platform success.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent and pending acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903